UNITED STATES
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TCP CAPITAL CORP.

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ANNUAL REPORT

DIVERSIFIED INVESTMENT PORTFOLIO

TCP Capital has built a strong market position by leveraging our growing platform to lend to established middle-market companies with sustainable competitive advantages.

At December 31, 2014, our highly diversified portfolio had a fair value of over $1.1 billion invested in 84 companies across numerous industries. During 2014, we deployed $670 million in 49 companies with a net increase of 17 companies to our investment portfolio, while both expanding and diversifying our sources of capital and further strengthening the credit quality of our portfolio.



Software Publishers 9.9%
Computer Systems Design & Related Services 8.1%
Basic Chemical Mfg 6.3%
Insurance Carriers 4.5%
Scientific R&D Services 3.6%
Business Support Services 3.1%
Telecom 2.9%
Air Transportation 2.8%
Grocery Stores 2.8%
Data Processing & Hosting Services 2.5%
Management, Scientific, & Technical Consulting Services 2.4%
Radio & TV Broadcasting 2.3%
Nondepository Credit Intermediation 2.2%
Wireless Telecom 2.2%
Utility System Construction 2.2%
Textile Furnishings Mills 2.2%
Oil & Gas Extraction 2.1%
Private Air Transportation 2.0%
Semiconductor & Other Electronic Component Mfg 1.9%
Electrical Equipment & Component Mfg 1.8%
General Medical & Surgical Hospitals 1.8%
Chemical Mfg 1.7%
Other Information Services 1.7%
Communications Equipment Mfg 1.6%
Retail 1.5%
Gaming 1.5%
Activities Related to Real Estate 1.4%
Lessors of Nonfinancial Intangible Assets 1.4%
Advertising & PR Services 1.3%
Specialty Hospitals 1.3%
Restaurants 1.3%
Structured Note Funds 1.3%
Broadcast Services 1.3%
Cut & Sew Apparel Mfg 1.3%
Synthetic Fibers & Filaments Mfg 1.2%
Other Telecom 1.2%
Lessors of Real Estate 1.2%
Print Publishers 1.1%
Computer Equipment Mfg 1.0%
Other 6.1%

PORTFOLIO FAIR VALUE

$1.1 billion

PORTFOLIO IN DEBT SECURITIES

97%

AVERAGE EFFECTIVE YIELD*

10.9%

DEBT INVESTMENTS WITH FLOATING RATE

78%

*Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status, and assumes repayment of any distressed assets at fair value.

BDC STOCK INDEX OUTPERFORMANCE In 2014, we paid $1.44 per share in regular dividends, plus $0.10 in two spedal dividends, and delivered a total return to shareholders of over 9%. Our stable earnings enabled us to substantially out earn our regular dividends, as we have done each quarter since TCP Capita!' s initial public offering in 2012. Net invesnnent income after preferred dividends and incentive compensation exceeded our regular dividends by $0.10. TCPC TOTAL RETURN WELLS FARGO BDC (7.1)% N TCP Capital Corp. (NASDAQ: TCPC) Wells Fargo Business Development Company Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Source: Bloomberg - Assumes reinvestment of dividends - Data as of Dec. 31. 2014 dear fellow shareholders: transactions, increasing the fair value of our investment portfolio to $1.1 billion from $766 million. As of December 31, 2014, our highly diversified portfolio included investments in 84 companies across numerous industries. Our credit quality remained strong. We have also increased our floating rate debt to 78% of the debt portfolio, positioning us well for any meaningful rise in interest rates. o Despite tighter spreads that affected the BDC industry, we maintained the yield on our debt portfolio. The weighted average annual effective yield was 10.9% at year-end, and over 97% of our portfolio was invested in senior secured debt. o We continued to expand our diversified funding sources and financing flexibility in 2014. We completed two follow-on offerings, raising gross proceeds in excess of $208 million. Consistent with all of our equity offerings since our IPO, these follow-on offerings were accretive to shareholders and significantly expanded our shareholder base. We also substantially increased our leverage capacity by increasing our revolver capacity by $150 million, closing a $108 million private placement of convertible notes, and obtaining a $75 million leverage commitment from the Small Business Administration. And in March of 2015, we further increased our revolver capacity by an additional $50 million. o Available liquidity remained strong at $254 million as of December 31, 2014, comprised of available leverage of $218 million, cash and cash equivalents of $27 million, and net pending settlements of $9 million. Net combined leverage at year-end was 0.58 times common equity. o We continued to expand our origination platform by opening a new office in San Francisco last spring. Our Bay Area presence helps to broaden our national footprint and to identify a wider set of investment opportunities. Demand for credit from middle market companies remains healthy. This enabled us to be highly selective in our investments and to generate strong risk-adjusted returns for our shareholders for 2014.

looking forward, we believe TCP Capital is well-positioned for growth. The middle market continues to outpace overall growth in the U.S. economy, and it is the primary engine driving job creation, employing more than 60% of all new workers last year. We believe middle-market demand for growth capital will continue to be strong across a wide array of sectors and that these funding needs will not be met through conventional channels. TCP Capital is well-positioned to capitalize on these opportunities given our breadth of industry expertise, our experience and prior success in lending to middle market companies, and our expanded origination platform that now includes Los Angeles, New York and San Francisco. Our primary focus remains the same: growing our earnings by effectively putting our diversified, and recently expanded, liquidity sources to work to optimize our portfolio. We are excited about the future and are confident about delivering continuing success for several reasons: First, we have scale and depth in our origination and servicing platform and a highly experienced team to identify investment opportunities from a broad range of sources. With our expanded origination platform, strong referral network of longstanding relationships and repeat business from existing customers, we see new opportunities ahead. We believe our rigorous investment process and highly diversified portfolio will enable us to continue to achieve high risk-adjusted returns over time while preserving our investors’ capital. Second, our focus on senior secured loans, the majority of which are floating rate, gives us a low overall risk profile and drives strong portfolio performance. This strategy has enabled us to deliver a consistent dividend and to make special distributions to shareholders in five out of the ten last quarters. In addition, our dividend coverage remains strong. Third, we benefit from two key competitive advantages: a lower cost of capital and diverse sources of funding. Our weighted average cost of capital was well below the average for BDCs in the most recent quarter, our leverage is attractively priced, and we maintain significant financing flexibility. Finally, close alignment with shareholders continues to be TCP Capital’s foremost guiding principle. Our origination income recognition practices are conservative and we have one of the most shareholder-friendly fee structures in the industry. Our leadership is personally invested alongside shareholders. Members of management and the Board of Directors have, on a number of occasions, purchased shares in the open market, and we recently implemented a share repurchase program in the event that our shares trade at certain levels below net asset value. Our team is proud of our many accomplishments in 2014, particularly our ability to generate high levels of recurring income and deliver consistent dividends. We have always managed our portfolio with a long-term view and we are optimistic about our prospects for continued growth and returns. With our well-fortified market position and growing platform, we believe we are well equipped for a successful 2015. On behalf of our board of directors and colleagues, we would like to thank all our fellow shareholders for your confidence and ongoing support. Sincerely, Howard Levkowitz Chairman of the Board & Chief Executive Officer, TCP Capital Corp. Managing Partner, Tennenbaum Capital Partners Our primary focus remains the same: growing our earnings by effectively putting our diversified, and recently expanded, liquidity sources to work to optimize our portfolio

BOARD OF DIRECTORS Howard M. Levkowitz Chairman of the Board & Chief Executi.e Officer, TCP Capital Corp. ("TCP Capital") Managing Partner, Tennenbaum Capital Pa1'lTlers, ILC ("Tennenbaum") Rajneesh Vig President & Chief Operating Officer, TCP Capital Managing Partner, Tennenbaum Eric J. Draut Director Franklin R. Johnson Director Peter E. Schwab Director MANAGEMENT Howard M. Levkowitz Chairman of the Board & Chief Executi.e Officer, TCP Capital Managing Partner, Tennenbaum Rajneesh Vig President & Chief Operating Officer, TCP Capital Managing Partner, Tennenbaum Paul L. Davis Chief Financial Officer, TCP Capital Chief Financial Officer, Tennenbaum Elizabeth Greenwood Secretary & Chief Compliance Officer, TCP Capital General Counsel & Chief Compliance Officer, Tennenbaum Erik L. Cuellar Controller, TCP Capital In.estment Company Controller, Tennenbaum Todd Jaquez-Fissori Managing Director, TCP Capital Managing Director, Tennenbaum INVESTMENT COMMITTEE Mark K. Holdsworth Operating Partner, Tennenbaum Michael E. Leitner Managing Partner, Tennenbaum Howard M. Levkowitz Chairman of the Board & Chief Executi.e Officer, TCP Capital Managing Partner, Tennenbaum Philip Tseng Managing Partner, Tennenbaum Rajneesh Vig President & Chief Operating Officer, TCP Capital Managing Partner, Tennenbaum

ANNUAL MEETING OF STOCKHOLDERS TCP Capital Corp.' s shareholders are invited to attend our 2015 Annual Meeting of Shareholders, which will be held on May 20, 2015 at 9:00 a.m. Pacific Time. The meeting will be held at the DoubleTree Suites, 1707 Fourth Stteet, Santa Monica, California 90401·3310. CORPORATE HEADQUARTERS TCP Capital Corp. 2951 28th Stteet, Suite 1000 Santa Monica, CA 90405 Telephone: (310) 566-1094 www.tcpcapital.com INVESTOR AND MEDIA CONTACT Jessica Ekeberg, Global Investor Relations Telephone: (310) 566-1094 Email: investor.relations@tcpcapital.com STOCK EXCHANGE TCP Capital Corp.' s common stock is listed on the NASDAQ Global Select Market under the symbol "TCPC." TRANSFER AGENT Wells Fargo Shareowner Services Telephone: (800) 468-9716 Outside the U.S.: (651) 4504064 www.shareowneronline.com FolWllrd-Looking Stat.m.nts: Certain statements herein that are neither reported financial results nor other historical information are forward-looking statements. We have based the forward-looking statements included in this report on information available to us on the date of this report, and we assume no obligation to update any such folWard-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC.